Exhibit 3.5

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is PHOENIX OPERATING LLC.

SECOND: The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation on this sixth day of January, 2022.

By:	Corporation Service Company, organizer

	By:	/s/ Nicholas Cox
Name: Nicholas Cox
Assistant Secretary